                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  December 31, 2001
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person


   Thiry                             Kent                               J.
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  (Last)                             (First)                         (Middle)

   21250 Hawthorne Blvd., #800
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                                    (Street)

   Torrance                            CA                             90503
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   DaVita (DVA)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   5/01
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                        Chief Executive Officer
                   ----------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

     X    Form filed by One Reporting Person
   -----
          Form filed by More Than One Reporting Person
   -----
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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

  Common Stock                5/14/01        M           250,000     A       $2.6875
--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------
  Common Stock                5/14/01        M           25,000      A       $5.1354
--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------
  Common Stock                5/14/01        S           40,887      D       $18.7435
--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------
  Common Stock                5/15/01        S           166,950     D       $18.7081
--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------
  Common Stock                5/16/01        S           67,163      D       $18.6596   55,000              I        By Trust
--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    --------   -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v)

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1474 (3-99)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 4 (continued)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
  Stock Options
  (right to buy)                 $2.6875          5/14/01            M                              250,000        (1)    3/29/05
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

  Stock Options
  (right to buy)                 $5.1354          5/14/01            M                              25,000       10/18/00 1/26/10
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
  Common
  Stock      250,000                                     250,000                          D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
  Common
  Stock      25,000                                      475,000                          D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:
1. 125,000 of the indicated options vested on 3/29/01. The vesting of the remaining 125,000 options was accelerated on 6/27/00 due to DaVita's stock price closing at $5.01 or above for 10 of 20 consecutive trading days.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                               /s/ Kent J. Thiry                     6-11-01
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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                                                                 SEC 1474 (3-99)